Exhibit 99.1

August 24, 2020

Liberty Broadband Corporation Announces Proposed Private Offering of Exchangeable Senior Debentures

ENGLEWOOD, Colo. --(BUSINESS WIRE) -- August 24, 2020 -- Liberty Broadband Corporation (“Liberty Broadband”) (NASDAQ: LBRDA, LBRDK) announced today that it intends to offer $450 million aggregate original principal amount of exchangeable senior debentures due 2050 (the “Debentures”), exchangeable for Charter Communications, Inc. (“Charter”) Class A common stock, in a private offering (or up to $517.5 million aggregate original principal amount of Debentures if the initial purchasers for the offering exercise in full their option to purchase additional Debentures). The Debentures will be exchangeable at the option of holders during specified periods. Upon an exchange of Debentures, Liberty Broadband, at its option, may deliver shares of Charter Class A common stock or the value thereof in cash or a combination of shares of Charter Class A common stock and cash.

Liberty Broadband intends to use the net proceeds of the offering for general corporate purposes, which may include the repurchase of shares of Liberty Broadband common stock.

The offering of the Debentures will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Debentures will be offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures nor shall there be any sale of Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the intended launch of a private offering of Debentures and the use of proceeds therefrom. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to Liberty Broadband which may affect the statements made in this press release.

About Liberty Broadband

Liberty Broadband Corporation’s (NASDAQ: LBRDA, LBRDK) businesses consist of its interest in Charter and its subsidiary Skyhook.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation